COCA-COLA ENTERPRISES INC.	EXHIBIT 99

CONTACT:	Scott Anthony - Investor Relations (770) 989-3105
Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES
ENHANCED FUNDING AGREEMENT WITH THE COCA-COLA COMPANY

ATLANTA, November 11, 2002 -- Coca-Cola Enterprises (CCE) today said it has reached agreement with The Coca-Cola Company to enhance the Company's Growth Initiative Program, announced last December. Both companies have taken steps to simplify the arrangement and create a more consistent flow of annual funding from The Coca-Cola Company.

Key provisions of the new agreement include:

 * 2003 funding of $200 million as compared to $250 million anticipated in the original agreement. This change, made in concert with other major U.S. bottlers, will enable the Coca-Cola system to achieve the right balance of brand building and local market execution to maintain solid volume growth and accelerate price realization.

 * Cash funding will increase by $275 million over the term of the agreement (see cash payment summary).

 * Proceeds which arise from future system efficiency initiatives are no longer part of the Growth Initiative Program. Both companies continue to expect significant cost savings from joint initiatives and remain committed to driving costs out of the Coca-Cola system. The administration of the agreement has been simplified to allow each company to retain all cost savings that it generates from these initiatives.

Separately, the Company said it has entered into new arrangements with The Coca-Cola Company regarding investment in hot fill manufacturing and the Danone joint venture.

* The Coca-Cola Company will maintain primary responsibility for hot fill manufacturing in North America through its Minute Maid division. Accordingly, CCE intends to sell its Warrenton, Missouri hot fill plant to The Coca-Cola Company, pending the approval of The Coca-Cola Company's board of directors. Proceeds from the sale are expected to total approximately $55 million, supplementing CCE's free cash flow in 2003.

* Beginning in 2003, The Coca-Cola Company intends to share funding equal to 50 percent of its profits from the Danone joint venture with all U.S. bottlers, ensuring that the entire Coca-Cola system is aligned and can participate in the profitability of the total water portfolio.

"We are significantly strengthening our ability to generate long-term, sustainable growth and improve the Company's return on invested capital through this new agreement," said Lowry F. Kline, chairman and chief executive officer of Coca-Cola Enterprises. "These changes provide effective, balanced funding and demonstrate our renewed commitment to align ourselves in the objective of moving the Coca-Cola system forward. The revised agreement enables our system to better reinvest in our brands, and gives us even greater confidence in our outlook for 2003."

Earnings Outlook

CCE management continues to expect earnings per diluted common share to total $1.00 to $1.03 in 2002. Based on the progress of the 2003 business planning process in conjunction with The Coca-Cola Company, CCE expects 2003 concentrate prices to increase 1 percent in North America. Preliminary expectations for 2003 earnings per diluted common share are in line with current analyst expectations, with a consensus of $1.16 per common share as reported by First Call. The Company will share additional details on its 2003 business plan at a meeting with analysts and investors on December 3, 2002.

Annual Cash Payment Summary - Growth Initiative Program
(amounts in millions)

Year	Current Annual Funding	Revised Annual Funding	Difference
2003	$250	$200	$(50)
2004	195	195	-
2005	170	180	10
2006	145	165	20
2007	120	150	30
2008	95	150	55
2009	80	150	70
2010	80	150	70
2011	80	150	70
Total Cash Payments	$1,215	$1,490	$275

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2001 Annual Report, and on page 31 of the Company's Third-Quarter 2002 Form 10-Q.

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